UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): September 8, 2009

PNG VENTURES, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-29735	88-0350286
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5310 Harvest Hill Road
Suite 229
Dallas, Texas 75230
(Address of principal executive offices) (Zip Code)

214-666-6250
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of September 8, 2009, PNG Ventures, Inc. (the “Company,” “we” or “us”) appointed Richard Rychlik to serve as our Vice President, Principal Accounting Officer. Prior to joining the Company, Mr. Rychlik served as the Controller for Soliant Energy Inc., a startup technology company focused on commercializing multi-junction photovoltaic cells. In 2008, he served as the Interim Controller for Talon International Inc., a manufacturer of apparel accessories. From June 2007 until February 2008, he was the Controller for Gevo, Inc., a startup company specializing in next-generation biofuels. Between October 2006 and May 2007, Mr. Rychlik, as a consultant, assisted Internet Brands, Inc., an internet media company, with its initial public offering. From January 2006 to June 2006, he was the Controller for Telair International Inc., a company specializing in baggage and cargo handling systems for aircraft. Prior to this, Mr. Rychlik served for approximately seven years as the Director of Accounting & Information Systems for Wiggins Lift, Inc., a manufacturer of rough terrain and industrial forklifts and aftermarket parts. Mr. Rychlik graduated from the University of Windsor with a B. Comm. in Accounting and Finance and earned a B.A. in History from the University of Toronto.

In connection with his appointment, we entered into an Employment Agreement with Mr. Rychlik. Under the terms of his employment agreement, we have agreed to employ Mr. Rychlik at an annual base salary of $140,000, subject to annual discretionary bonuses, plus certain standard and customary fringe benefits. The complete terms and conditions of Mr. Rychlik’s employment are included within the Employment Agreement, a form of which is included as an Exhibit to this Current Report.

Item 9.01                      Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.                                Description

     10.1                      Employment Agreement dated August 21, 2009, between PNG Ventures, Inc. and Richard Rychlik.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 11, 2009		PNG VENTURES, INC.

	By:	/s/ Cem Hacioglu
Cem Hacioglu
Chief Executive Officer